EXHIBIT 5

February 2, 2004

Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, NH 03801

Re:    Floating Rate Senior Convertible Contingent Debt Securities

 Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Apogent Technologies Inc., a Wisconsin corporation (the “Company”), and the Guarantors (as defined below) in connection with the preparation of the Registration Statement on Form S-3 being filed herewith (the “Registration Statement”), by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), to register for sale by the holders named or to be named in the prospectus relating to the Registration Statement, as the same may be amended or supplemented from time to time (the “Selling Holders”), up to $345,000,000 aggregate principal amount of the Company’s Floating Rate Senior Convertible Contingent Debt Securities (“CODES”) due 2033 and the shares of Common Stock, par value $0.01 per share, of the Company (together with the associated preferred stock purchase rights issued pursuant to the Company’s Rights Agreement, the “Shares”) into which the CODES may be converted.

The CODES were issued pursuant to an Indenture dated as of December 17, 2003 by and among the Company, the Subsidiary Guarantors parties thereto, as amended from time to time (the “Guarantors”), and The Bank of New York, as Trustee (the “Indenture”). The CODES were issued and sold on December 17, 2003 and December 30, 2003 to Lehman Brothers Inc., Bank of America Securities LLC, J.P. Morgan Securities Inc., Credit Suisse First Boston LLC, ABN Amro Rothschild LLC, Fleet Securities, Inc., Scotia Capital (USA) Inc., Suntrust Capital (USA) Inc., The Royal Bank of Scotland plc and HSBC Securities (USA) Inc., the initial purchasers thereof (the “Initial Purchasers”), without registration under the Act, and the CODES were offered and sold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Act. In connection with the original offer and sale of the CODES, the Company entered into a Resale Registration Rights Agreement dated as of December 17, 2003 with the Initial Purchasers (the “Registration Rights Agreement”), providing for the registration of the CODES and the Shares for resale by the Selling Holders. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

We have examined (i) the Registration Statement, (ii) the Company’s Articles of Incorporation and Bylaws, as amended to date, (iii) the Indenture, (iv) the Registration Rights Agreement, (v) the offering circular and the purchase agreement relating to the original issuance and sale of the CODES, (vi) certificates of public officials and of officers and representatives of the Company, the Guarantors, and the Trustee, (vii) corporation or other entity proceedings of the Company and the Guarantors relating to the Registration Statement, the Registration Rights Agreement, the Indenture and the transaction contemplated thereby, and (viii) such other documents and such matters of law as we have deemed necessary to render this opinion.

On the basis of and subject to the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

2.	The CODES and the Guarantees have been duly authorized and issued and constitute valid and binding obligations of the Company and the Guarantors, respectively, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (c) the qualification that the remedy of specific performance and injunctive or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

3.	The Shares which may from time to time be issued upon conversion of the CODES, when issued in accordance with the provisions of the CODES and the Indenture, will be validly issued, fully paid and nonassessable, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualification contained herein: (i) we have assumed without verification the genuiness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies; and (ii) the opinions set forth herein are based on existing laws, regulations, and judicial and administrative decisions as they presently have been interpreted and we can give no assurance that our opinions would not be different after any change in the foregoing occurring after the date hereof.

We consent to the filing of this opinion as an exhibit to this Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part thereof. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Quarles & Brady LLP

Quarles & Brady LLP